Exhibit 10.4

Apache Design Solutions, Inc.

SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (the “Agreement”) is entered into as of the 30th day of October, 2006 (the “Effective Date”) by and between Apache Design Solutions, Inc., a Delaware corporation, having its principal place of business at 1098 Alta Avenue, Mountain View, CA 94043 (“Apache”), and Intel Corporation, a Delaware corporation, having its principal place of business at 2200 Mission College Boulevard, Santa Clara, CA 95052, by and on behalf of itself and its wholly owned subsidiaries (collectively “Licensee”).

This Agreement and any Addendums and Attachments hereto, cover the terms and conditions for licensing and use of the licensed version(s) of the Apache software program(s) in object code format, together with documentation provided to Licensee by Apache, including updates, modifications or new releases of such software programs and documentation that may be provided by Apache to the Licensee from time to time, that have been purchased from Apache by Licensee under one or more purchase orders (the “Licensed Product”) to Licensor. NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Grant of License

1.1 Grant. Subject to the terms of this Agreement, Apache grants Licensee, a limited, worldwide, royalty-free, irrevocable, non-sublicensable, non-exclusive right, non-assignable, limited duration license to install and use the Licensed Product only on computers that are on Licensee’s internal network, for use in connection with the number of License Keys for which Licensee has purchased a then-current license and solely in accordance with the applicable user documentation provided by Apache (the “License”). For purposes of this Agreement, “License Key” means the authorization codes that reside on file servers that are used to activate the Licensed Product for the purchased time periods. Licensee has no right to receive, use or examine any source code relating the Licensed Product. The Licensed Product may only be used by Licensee’s employees or those independent contractors of Licensee for Licensee business activities for which Licensee has hired them, so long as (i) such contractors are not supplied or employed by competitors of Apache and (ii) Licensee is responsible for their compliance with all terms of this Agreement.

1.2 Scope of License. Licensee agrees that the license grant set forth in Section 1.1 above is a standard, limited license such that Licensee may use the Licensed Product, during the license period purchased, on any computer on Licensee’s internal network. Further, in no event shall the number of concurrently executing Licensed Product jobs exceed Licensee’s purchased quantity of License Keys eligible to be active during any given time period. The time period for each purchased license will be indicated in each quotation from Apache and the corresponding purchase order issued by Licensee, which shall become part of this Agreement by reference.

1.3 Restrictions. Licensee must reproduce and include the copyright notice and any other notices that appear on the original Licensed Product on any copies and any media therefor. Licensee shall not (and shall not allow any third party to) (i) decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code or underlying ideas or algorithms by any means whatever, (ii) remove any product identification, copyright or other notices, (iii) sell, rent, lend, transfer, distribute, license, or grant any rights in the Licensed Product in any form to any person without the written consent of Apache, (iv) except as specified in the applicable user documentation provided by Apache, modify, incorporate into or with other software or create a derivative work of any part of the Licensed Product, or (v) except if, as and to the extent expressly authorized by Apache in writing, transmit or use the Licensed Product over a network outside of Licensee’s internal network; or (vi) use the Licensed Product for the benefit of a third party, such as to provide rental or sharing arrangements, or on a “service bureau” basis.

1.4 Use Covenant. Licensee hereby covenants that it shall not use any Licensed Product for any purpose except as expressly authorized in this Agreement.

1.5 Ownership of the Licensed Product. As between the parties, at all times Apache retains title and ownership of and all proprietary rights with respect to the Licensed Product and all copies and portions thereof, whether or not incorporated into or with other software. The License does not constitute a sale of the Licensed Product or any portion or copy of it. Apache reserves all rights not expressly granted hereunder.

1.6 Transfer. Licensee may transfer the Licensed Product to another location within the same company or to another server within the same company for no additional cost provided that Licensee comply with all United States export laws and regulations in performing the transfer. Licensee agrees it will not otherwise transfer the Licensed Product and any breach of this provision shall be deemed a material breach of this Agreement.

1.7 Maintenance and Support. Apache will provide to Licensee its basic maintenance and support services (“Maintenance and Support”) in accordance with the terms of Addendum 2. No obligation of Apache to provide Maintenance and Support shall survive termination of the License granted herein.

2. Delivery.

2.1 Delivery. Unless otherwise requested by Licensee and subject to payment of the applicable shipping and handling fees, Apache shall deliver the Licensed Product in electronic transmittal form, for downloading by Licensee via File Transfer Protocol (“FTP”). The Licensed Product will be available for download following Apache’s receipt and acceptance of a Licensee purchase order.

2.2 License Key Distribution. After full payment by Licensee of the applicable license fees, Apache shall issue the quantity of License Keys purchased by Licensee, and for the term purchased, up to a maximum initial period of one-year. For multiple year licensed periods, Apache shall issue an extension License Key prior to expiration of Licensee’s then-current key for each subsequent one-year period, to avoid any interruption in use. Until full payment is made, Apache shall issue a temporary License Key. All License Keys for the Licensed Product shall be provided to the Licensee designated contact as set forth on Addendum 1 (the “Designated Contact”). Unless otherwise mutually agreed upon by the parties, Apache shall provide License Keys by email, with Licensee download via FTP as a backup method. Licensee agrees it shall not tamper with or otherwise modify any License Key(s) except as noted in the License Key file.

3. License Fees and Terms. Fees and Payment Terms. In consideration of the License granted in Section 1.1 above, Licensee shall pay Apache the fees indicated on Addendum 1 for the time-period covered by each license. Any initial or one-time fees are due and payable within 45 days after the Effective Date. For any recurring fees, Apache will invoice Licensee and such fees are due and payable within 45 days after the date of Apache’s invoice. License fees are exclusive of shipping, taxes, duties and the like, which shall be paid by Licensee. All fees shall be paid in U.S. Dollars.

4. Termination of License.

4.1 Term. This Agreement shall be effective upon the Effective Date and shall continue in full force and effect for the term for as long as any Licensed Product is in use by Licensee, unless terminated earlier in accordance with this Section 4.

4.2 Termination. Either party may terminate this Agreement: (i) upon written notice if the other party fails to cure any material breach of this Agreement within thirty (30) days of receiving notice of such breach from the other party; provided however, a breach of Sections 1.3 or 9 shall be deemed incapable of cure and, this Agreement will terminate immediately; or (ii) immediately upon notice if either party becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due) or makes an assignment for the benefit of creditors. Licensee may terminate this Agreement at any time for any reason by providing at least 30 days written notice, however Licensee will not be entitled to any refunds of monies paid hereunder nor relieved of any payment obligations incurred prior to the effective date of termination. If Licensee terminates this Agreement as a result of an uncured material breach by Apache or Apache becomes insolvent or makes an assignment for the benefit of creditors, such termination by Licensee shall not effect the license granted to Licensee under Section 1.1 during the license period.

4.3 Effect of Termination. Upon termination, Licensee shall immediately cease all use of the Licensed Product and shall return or destroy all copies of the Licensed Product and all portions thereof (whether or not modified or incorporated with or into other software) and so certify to Apache. Sections 1.3, 1.4, 1.5, 4.3, 5.2, 6, 8, 9 and 10 and all payment obligations incurred prior to the effective date of such termination or expiration shall survive. All other provisions of this Agreement shall terminate. Termination is not an exclusive remedy and all other remedies will be available whether or not the License is terminated. The parties agree that a material breach of this Agreement adversely affecting Apache’s proprietary rights in the Licensed Product would cause irreparable injury to Apache for which monetary damages would not be an adequate remedy and that Apache shall be entitled to seek equitable relief in addition to any remedies it may have herein or at law.

5. Limited Warranty and Disclaimer.

5.1 Warranty. Apache warrants to Licensee that for 90 days following delivery, the Licensed Product will substantially conform to its Users Guide, as it exists at the date of delivery. Apache’s sole obligation under this warranty, and Licensee’s sole remedy for nonconformity shall be limited to Apache using reasonable efforts to correct any nonconformities and supply Licensee with a corrected version of the Licensed Product as soon as practical after Licensee has notified Apache of such defects. If the foregoing is commercially unreasonable, Apache may terminate the License and return to Licensee a pro-rata portion of the license fee paid for the Licensed Product. Apache does not warrant that the operation of the Licensed Product shall be uninterrupted or error free. Apache’s warranty obligations shall be void if the Licensed Product is modified or if Licensee attempts to circumvent the embedded license manager.

5.2 Disclaimer. EXCEPT FOR THE FOREGOING, THE LICENSED PRODUCT IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. FURTHER, Apache DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE LICENSED PRODUCT OR WRITTEN MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. Licensee agrees that Apache is not responsible, and will have no liability, for hardware, software, services, or other items provided by any persons other than Apache.

6. Limitation of Remedies and Damages. EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPH 7 OF THIS AGREEMENT, APACHE SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR ANY ATTACHMENT, PURCHASE ORDER, SCHEDULE OR TERMS AND CONDITIONS RELATED THERETO UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR: (A) LOSS OR INACCURACY OF DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY. EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPH 7 OF THIS AGREEMENT, EITHER PARTY SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR ANY ATTACHMENT, PURCHASE ORDER, SCHEDULE OR TERMS AND CONDITIONS FOR ANY INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS, OR ANY MATTER BEYOND ITS REASONABLE CONTROL.

7. Infringement. Apache shall hold Licensee and its officers, directors, agents and employees harmless from liability resulting from any third party claims alleging infringement by the Licensed Product(s) of any patent, copyrights, trade secrets or other intellectual property rights provided Apache is promptly notified of any and all threats, claims and proceedings related thereto and permitted to participate in the defense and all negotiations for a settlement or compromise. Apache will not be responsible for any settlement it does not approve in writing.

The foregoing obligation of Apache does not apply with respect to Licensed Product(s) or portions or components thereof (i) not supplied by Apache, (ii) made in whole or in part in accordance to Licensee specifications, (iii) which are modified after shipment by Apache at the request of Licensee, if the alleged infringement relates solely to such modification, (iv) combined with other products, processes or materials at the request of Licensee where the alleged infringement relates solely to such combination, (v) where Licensee continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (vi) where Licensee’s use of the Licensed Product(s) is incident to an infringement not resulting from the Licensed Product(s) or is not in accordance with the License. Licensee will indemnify Apache and its officers, directors, agents and employees from all damages, settlements, attorneys’ fees and expenses related to a claim of infringement or misappropriation excluded from Apache’s indemnity obligation by subsections (ii) through (vi) of the foregoing sentence. THE FOREGOING PROVISIONS OF THIS SECTION 7 STATE THE ENTIRE LIABIITY AND OBLIGATIONS OF Apache, AND THE EXCLUSIVE REMEDY OF LICENSEE, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY THE LICENSED PRODUCT.

8. Export and Government Use.

8.1 Export. The undersigned acknowledges that the software and other technical data that is being provided by Apache is subject to export controls imposed by the United States Export Administration Act of 1979, as amended (the “Act”) and the regulations promulgated thereunder. The undersigned certifies that:

The software and other technical data being obtained is not intended to be used for any purpose prohibited by the Act or regulations, including, without limitation, nuclear, missile or chemical & biological weapons activities.

Except as specifically authorized by the U.S. Export Administration Regulations, or by written approval from the Bureau of Export Administration, Licensee will not re-export, resell, or otherwise dispose of any items supported by this statement:

•	To any person or entity if there is reason to believe that it will result directly or indirectly in disposition of the items contrary to the U.S. Export Administration Regulations, or

•	To any country not approved for export as brought to our attention by the U.S. exporter. As of 2003, these countries are Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria, UNITA territory of Angola.

The undersigned acknowledges that this assurance will be honored beyond any termination of business relationships with Apache.

8.2 Use. The Licensed Products have been developed at private expense and are commercially available at published prices. Any Licensed Products supplied to the Department of Defense (“DOD”), are classified as “Commercial Software”, and the United States

Government acquires only “restricted rights” in Licensed Product, as such rights are defined in clause 252.227-7013(c)(1) of the DFARS (or any successor regulations). Licensed Products supplied to any unit or agency of the United States Government other than the DOD, shall be governed by clause 52.227-19(c)(2) of the FAR (or any successor regulations) or, in the case of NASA, in clause 18-52.227-66(d) of the NASA Supplement of the FAR (or any successor regulations) and, in any such case, the United States Government acquires only “restricted rights” in such Licensed Products.

9. Confidentiality. The terms of this Agreement and all materials and information delivered by one party to the other under this Agreement, shall be subject to the Corporate Non-Disclosure Agreement between the parties [#3861780] dated January 3, 2006 (the “CNDA”) and any renewals thereof, the terms of which are incorporated herein by reference. Neither party may use the other party’s name or trademarks in any type of advertisement materials, web sites, press releases, interviews, articles, brochures, business cards, project reference or client listings, without the other’s prior written consent.

10. Miscellaneous.

10.1 Assignment. This License is not assignable or transferable by Licensee, whether by operation or law or otherwise, including, for purposes of clarification, by way of merger, reorganization or acquisition, without the prior written consent of Apache and any attempt to do so shall be void. Subject to the foregoing, this agreement shall inure to the benefit of any permitted successors and assigns.

10.2 Notices. Any notice required or permitted herein shall be in writing and will be deemed to have been duly given if delivered personally or 3 days after being mailed by first-class, registered or certified US mail, postage prepaid to the respective addresses of the parties as set forth above (or such other addresses as a party may designate by 10 days notice) and marked “Attention: Legal.”

10.3 Waiver; Amendment. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights herein will operate as a waiver thereof, nor will any single or partial exercise of any right or power herein preclude further exercise of any other right herein. Any waivers or amendments shall be effective only if made in writing by non-preprinted agreements clearly understood by both parties to be an amendment or waiver and signed by a representative of the respective parties authorized to bind the parties.

10.4 Severability. If any provision of the Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

10.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the California State and U.S. federal courts having within their jurisdiction the location of Apache’s principal place of business. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California State or U.S. federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall, pursuant to an order or direction of a court, be entitled to recover costs and attorneys’ fees.

10.6 Purchase Orders. Any preprinted general terms or conditions on a Licensee purchase order in conflict with the terms and conditions of this Agreement are specifically excluded from this Agreement and shall have no force or effect.

10.7 Force Majeure. Except for Licensee’s obligation to pay fees when due, neither party will be held to be in breach of this Agreement by reason of any failure or delay in its performance if such failure is due to a cause or causes beyond its reasonable control, including without limitation, an act of the other party, a delay in transportation, an inability beyond its control to obtain necessary labor or materials, an event such as a fire, flood, earthquake, sabotage, riot, war or because of any law, rule, regulation, order or other action by any public authority; provided that the delayed party uses all reasonable efforts to correct such failure or delay in its performance. If any such force majeure event continues for 60 days or longer, the party awaiting performance may terminate this Agreement.

10.8 Conflicting Obligations. Licensee represents that neither this Agreement (nor any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, requires registration or approval or tax withholding under, or affects Apache’s proprietary rights (or the duration thereof) under, or will require any termination payment or compulsory licensing under, any law or regulation of any organization, country, group of countries or political or governmental entity located within or including all or a portion of any geographic area where any copy of the Licensed Product or any part thereof (whether or not incorporated with or into other software) will be located, used or distributed.

10.9 Entire Agreement. Both parties agree that this Agreement, the CNDA and any Addendums, Attachments or Purchase Orders incorporated herein by reference comprise the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives.

Apache Design Solutions, Inc. (Apache)	Intel Corporation (Licensee)

/s/ Andrew Yang	/s/ Richard Malinowski
Signature	Signature
Andrew Yang	Richard Malinowski
Name	Name
CEO	Vice President, Mobility Group
Title	General Manager, Chipset Group
Intel Corporation
Title
11/6/06	11/02/06
Date	Date

Addendum 1

To

Apache Design Solutions, Inc.

Software License Agreement

CONTACTS, FEES, AND TERM

Licensee Designated Contact:

Beejahn Afsari

CG Operations

1900 Prairie City Rd

FM6-81

Folsom, CA 95630

916-356-3181

License fees: As referenced on Apache quotation #ICKS20061019 and the associated Licensee purchase order as accepted by Apache. These documents will be included in the Agreement by reference. All prices are stated in and all payments shall be made in U.S. dollars.

Term of License: The time-period for each license purchased shall be as specified in the Apache quotation #ICSK20061019 and the associated Licensee purchase order as accepted by Apache.